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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
First Community Bancorp:

        We consent to incorporation by reference in the Registration Statement (No. 33-63379) on Form S-8 of Professional Bancorp, Inc. of our report dated May 18, 2001, relating to the statements of net assets available for Plan benefits of First Professional Bank 401(k) Savings Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for Plan benefits for the years ended December 31, 2000 and 1999 and all related schedules, which report appears in the December 31, 2000 annual report on Form 11-K of First Community Bancorp.

/s/ HUTCHINSON & BLOODGOOD LLP
July 12, 2002 Glendale, California

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INDEPENDENT AUDITORS' CONSENT